Exhibit 99.1

Ferrellgas Partners, L.P. Commences Previously Announced “Pre-Packaged” Chapter 11 Proceedings with Support of Majority of Creditors

Operating Partnership Continues to Operate Normally with Ample Liquidity; Not a Party to Chapter 11 Proceeding

Will Remain an Independent, Employee-Owned Business with No Impact on Employees, Customers, Vendors, Suppliers or Distributors

OVERLAND PARK, Kan., January 11, 2021 -- Ferrellgas Partners, L.P. (OTC: FGPR) (“Parent MLP”) and its subsidiary Ferrellgas Partners Finance Corp. (“Parent Finance”) today announced that, in connection with a previously announced Transaction Support Agreement (“TSA”), they commenced voluntary pre-packaged Chapter 11 cases in the U.S. Bankruptcy Court for the District of Delaware. Ferrellgas’ operating partnership, Ferrellgas, L.P. (“Ferrellgas”), is not included in the Chapter 11 filing, has ample liquidity and is operating normally. Ferrellgas will continue to satisfy all its obligations to employees, customers, vendors, suppliers, distributors and other partners without interruption.

James E. Ferrell, Chairman of the Ferrellgas Board of Directors, President and Chief Executive Officer, said, “Today’s announcement is an important step forward in significantly strengthening our balance sheets and positioning our company for long-term success. We are pleased this process will enable Ferrellgas to remain an independent, employee-owned company as we continue growing our strong and profitable core business. We remain focused on serving our nearly 800,000 customers throughout the United States and Puerto Rico, and on continuing to expand our premier Blue Rhino tank exchange business.”

Mr. Ferrell added, “We appreciate the continued support of our institutional noteholders, which will enable us to complete our financial restructuring on an expedited basis. I also want to thank our dedicated team of nearly 5,000 nationwide employees for their hard work and unwavering dedication to our success. We look forward to emerging a financially stronger company, and we are excited to build on our near 100-year-old history of innovation as one of the nation’s largest propane dealers for many years to come.”

Pursuant to the transactions contemplated in the TSA, which was entered into with a substantial majority of the noteholders of Parent MLP and Parent Finance, Parent MLP and Parent Finance’s debt will be eliminated; approximately $1.5 billion of Ferrellgas’ debt will be refinanced; and Ferrellgas, L.P. will raise over $1 billion of new capital.

Squire Patton Boggs (US) LLP is serving as legal counsel to Ferrellgas and Moelis & Company LLC is serving as financial advisor. Davis Polk & Wardwell LLP and Ducera Partners LLC are advising the Ad Hoc Group of Parent MLP Noteholders.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2020. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements included in this release may constitute forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that Ferrellgas expects or anticipates will or may occur in the future and are based upon the beliefs and assumptions of Ferrellgas’ management and on the information currently available to them.

There can be no assurances that the pre-packaged joint plan of reorganization for Parent MLP and Parent Finance will receive the requisite votes in favor of the plan for purposes of confirmation pursuant to bankruptcy law or be approved by the Bankruptcy Court.

Ferrellgas continues to experience financial, business, operational and reputational risks that could materially affect our present expectations and projections. For additional information regarding known material factors that could cause Ferrellgas’ actual results to differ from those contained in or implied by forward-looking statements, please see the section entitled “Risk Factors” in Ferrellgas’ Annual Report on Form 10-K for the year ended July 31, 2020, filed with the Securities and Exchange Commission on October 15, 2020.

You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date hereof. Ferrellgas undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations

InvestorRelations@ferrellgas.com